Exhibit 99.1

RepliGen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse VP Market Development (781) 419-1812

Repligen Reports First Quarter 2007 Financial Results

WALTHAM, MA – August 8, 2006 – Repligen Corporation (NASDAQ: RGEN) today reported results for the first quarter of fiscal year 2007, ended June 30, 2006. Total revenue for the first quarter consisting primarily of Protein A sales and SecreFlo® sales was $3,628,000 compared to total revenue of $4,239,000 for the first quarter of fiscal 2006, a decrease of $611,000. Gross profit on product revenue for the first quarter of fiscal 2007 was $2,371,000 (70%) compared to $3,040,000 (76%) for the first quarter of fiscal 2006.

Operating expenses for the first quarter of fiscal year 2007 were $3,749,000 compared to $3,358,000 for the same period in fiscal year 2006. This increase in operating expenses of $391,000 was primarily the result of increased personnel and stock option expenses. The company adopted Statement of Financial Accounting Standards no. 123R as of April 1, 2006. As a result, the Company is recording compensation expense for stock options awarded to employees in its Statement of Operations for the first time. The total expense recorded for the quarter ended June 30, 2006 was $249,000. There was no expense recorded for the comparable quarter ended June 30, 2005.

The net income for the first quarter of fiscal year 2007 was $101,000 and basic and diluted earnings were $0.00 per share, compared to a net income of $2,186,000 and basic and diluted earnings were $0.07 per share for the same period in fiscal year 2006. The fiscal 2006 results included a one time gain of $1,169,000 associated with a favorable settlement of the SecreFlo® arbitration in May 2005. Cash and investments as of June 30, 2006 were $22,517,000 compared to $23,408,000 as of March 31, 2006.

“During this quarter we recorded our second highest level of product sales to date and we remain confident in the long term growth potential of our core Protein A business,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “We are committed to building shareholder value through a prudent business strategy in which the growing profits from current product sales enable us to develop our intellectual property and our pipeline of neurology drugs without the financial risks typically associated with an emerging biotech company.”

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Repligen Reports First Quarter 2007 Financial Results, August 8, 2006

Update on Product Development Programs

Protein A

•	Previously we had announced that we completed the construction of a new purification suite, which allows us to increase our annual manufacturing throughput to more than 100kg of Protein A per year. We have now completed the construction of a new fermentation suite, which will allow us to decrease our reliance on external fermentation contractors, enhance the security of our supply, maintain a high level of quality assurance and potentially increase our ability to control costs. We anticipate that this facility will be operational by the end of the second quarter.

Secretin

•	Secretin is a gastrointestinal hormone involved in the process of digestion, which has also been shown to have activity in the central nervous system. Secretin signals the release of fluids into the ducts of the pancreas, a result that has been documented in the literature to improve MRI imaging of the pancreas. In June we announced that we initiated a clinical trial to evaluate the use of secretin to aid in the detection of structural abnormalities of the pancreas. Most of the clinical sites in this study have been initiated and we anticipate the patients will be enrolled in approximately 6 months. We believe there may be more than 100,000 potential MRI images of the pancreas in the U.S. each year that could benefit from the use of secretin.

•	Last October we announced the initiation of a follow-on study to our previously reported Phase 2 study of secretin in schizophrenia to determine if the preliminary observation that secretin has the potential to improve certain cognitive deficits in patients with schizophrenia was reproducible. There was a statistically significant improvement in the secretin group 24 hours after treatment, however, the difference was not significantly different between the groups 2 hours after treatment. Based on these conflicting observations, we have decided not to invest additional resources into this clinical application.

Uridine

•	In February, we announced that we had initiated a Phase 2 clinical trial of uridine in bipolar disorder. This is a multi-center, dose escalating study in which 80 patients will receive either an oral formulation of uridine or a placebo for 6 weeks. We have enrolled approximately 25% of the patients with 6 open sites and we expect to complete enrollment in this study by the end of the first quarter of next year.

Intellectual Property

•	In January, Repligen and The University of Michigan jointly filed a complaint against Bristol- Myers Squibb Company (Bristol) (NYSE: BMY) in the United States District Court for the Eastern District of Texas for infringement of U.S. Patent No. 6,685,941 for the commercial sale of Orencia®. The patent entitled “Methods of Treating Autoimmune Disease via CTLA4-Ig,” covers methods of using CTLA4-Ig to treat rheumatoid arthritis, as well as other autoimmune diseases. Previously, Bristol filed a motion seeking to transfer the case from the Eastern District of Texas, which we opposed. In July, the Court ruled in our favor denying Bristol’s motion to transfer. We anticipate that the judge will hold a scheduling conference in the next few months.

•	Repligen and The Massachusetts Institute of Technology (MIT) previously filed suit against ImClone Systems, Inc. (ImClone) (NASDAQ: IMCL) alleging that ImClone’s production of

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Repligen Reports First Quarter 2007 Financial Results, August 8, 2006

Erbitux® infringes U.S. patent 4,663,281, which covers certain genetic elements that increase protein production in a mammalian cell. On July 28, 2006, the United States District Court for the District of Massachusetts issued a Summary Judgment ruling in favor of Repligen and MIT and rejected ImClone’s defense of patent exhaustion, thereby eliminating ImClone’s patent exhaustion argument as a potential defense for ImClone at trial. ImClone has previously reported that it produced approximately $1 billion worth of Erbitux® prior to the expiration of the patent-in-suit in 2004 and that Bristol, ImClone’s commercial partner, has paid ImClone $900 million in up-front and milestone payments as well as a 39% royalty on the net sales of Erbitux® in the United States. In addition, in March, Repligen and MIT filed a motion against ImClone seeking sanctions based on conduct that in our view constituted intimidation of a central witness in the case. In May, the Court heard oral arguments on the motion. Recently the Court has ordered that an evidentiary hearing take place on this motion on September 26th.

Quarterly Conference Call

Repligen will host a conference call and webcast on Tuesday August 8th at 11:00 a.m. EDT, to report first quarter 2007 financial results and to provide a quarterly update of the Company. This call can be accessed via Repligen’s website at www.repligen.com. If you are unable to access the webcast via the internet, you may also listen to the live broadcast by calling (800) 706-7749 for domestic calls and (617) 614-3474 for international calls. Participants must provide the following passcode: 73128522.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for diseases that affect the central nervous system. In addition, we currently market two commercial products, Protein A and SecreFlo®, which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

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Repligen Reports First Quarter 2007 Financial Results, August 8, 2006

SELECTED FINANCIAL DATA

Operating Statement Data:

	Three months ended June 30,
	2006	2005
Revenue:
Product revenue	$3,364,000	$4,013,000
Other revenue	264,000	226,000

Total revenue	3,628,000	4,239,000

Operating expenses:
Cost of product revenue	993,000	973,000
Research and development	1,215,000	1,190,000
Selling, general and administrative	1,541,000	1,195,000

Total operating expenses	3,749,000	3,358,000
Income (loss) from operations	(121,000)	881,000

Interest expense	(3,000)	—
Investment income	225,000	136,000
Other income	—	1,169,000

Net income	$101,000	$2,186,000

Earnings Per Share:
Basic and diluted	$—	$0.07

Weighted average shares outstanding:
Basic	30,357,635	30,094,435

Diluted	30,828,072	30,398,735

	June 30, 2006	March 31, 2006
Balance Sheet Data:
Cash and marketable securities*	$22,517,000	$23,408,000
Total assets	28,708,000	28,599,000
Stockholders’ equity	25,782,000	25,433,000

* does not include restricted cash of $200,000

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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